Exhibit 10.30

Description of Compensation and Benefits for Non-Employee Directors

Active non-employee directors of United Continental Holdings, Inc. (the “Company”) elected by the holders of the Company’s Common Stock (for purposes of this summary, “non-employee directors”) receive the compensation and benefits described in this summary.

Cash and Equity Compensation. Active non-employee directors receive the following annual cash and equity compensation: (i) cash retainer of $85,000; (ii) lead independent director receives additional cash retainer of $25,000; (iii) grant of $125,000 of restricted stock units granted following election to the Board at the annual meeting of stockholders and valued based on the average of the high and low sales prices of the Company’s common stock on the date of grant; (iv) Chair of the Audit Committee receives $25,000 and members receive $15,000; and (v) Chair of each of the Compensation, Executive, Finance, Nominating/Governance, and Public Responsibility Committees receive $20,000 and members receive $12,500.

Travel Benefits.

UATP Travel Card. Each non-employee director receives a UATP Travel Card to be used for leisure travel on the Continental and United systems. The annual travel limit of the UATP Travel Card for 2015 is $42,378.

Space Available Travel. In addition to the UATP Travel Card, each non-employee director and his or her eligible family members receive space available flight passes.

Tax Gross-Up. Each non-employee director is entitled to an annual tax gross-up payment for travel. The annual limit for 2015 is $29,136. The gross-up is intended to reimburse a non-employee director for taxes incurred as a result of including the leisure travel benefits in his or her income.

Club Membership. Each non-employee director and the non-employee director’s spouse or qualified domestic partner receives membership in the United Club (or any successor program).

Frequent Flyer Status. Each non-employee director and the non-employee director’s spouse or qualified domestic partner receives 1K Global Services Status.

Lifetime Benefits. A non-employee director who (i) served as a member of the Board on October 1, 2010 or (ii) becomes a member of the Board following October 1, 2010 and attains at least five consecutive years of service, shall be eligible to receive, along with his or her spouse or qualified domestic partner, a UATP Travel Card, club membership and frequent flyer status for his or her lifetime. Non-employee directors who were eligible to receive reimbursement for taxes incurred on post-separation flight benefits pursuant to a similar policy with UAL Corporation or Continental Airlines, Inc. prior to October 1, 2010 will receive tax gross-up payments for the lifetime of the non-employee director.

Survivorship Benefits. Non-employee directors elected by the holders of the Company’s Common Stock who served as a member of the Board on October 1, 2010 will have certain survivorship benefits, which are available to such non-employee director’s surviving spouse or qualified domestic partner. The survivorship benefits shall include an annual survivor travel limit granted annually on January 1 of each calendar year during the fifteen calendar year period beginning January 1st of the calendar year following the non-employee director’s death and ending on December 31st of the year of the fifteenth anniversary of the non-employee director’s death (such annual survivor benefit amount to be equal to thirty percent of the value of the annual director flight benefit provided under the UATP at the time of such non-employee director’s death). Survivorship benefits are not eligible to receive any form of tax reimbursement or tax gross-up protection from the Company.

Charitable Tickets. Each non-employee director receives up to 10 round-trip tickets annually to donate to qualified charities.

Charitable Contribution Matching Program. The Company will provide matching cash payments to nonprofit organizations to which an active non-employee director makes a personal contribution in the amount of $20,000 per year. In the case of each ALPA and IAM director, the Company will provide matching cash payments to organizations to which the director or their respective union contributes up to $20,000 per year in the aggregate.

Directors’ and Officers’ Liability Insurance and Indemnification. The Company has a policy that provides liability insurance for directors and officers of United Continental Holdings, Inc. and its subsidiaries. The Company also provides indemnification for directors as set forth in the Restated Certificate of Incorporation of United Continental Holdings, Inc.